Exhibit 99.1

N E W S
Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Announces Second-Quarter Production Volumes and Provides Operations Update

DENVER, July 27, 2010 - Cimarex Energy Co. (NYSE: XEC) today announced second-quarter production volumes averaged 594.4 million cubic feet equivalent per day (MMcfe/d).  Average daily equivalent production was comprised of 371.4 million cubic feet of gas, 10,792 barrels of natural gas liquids and 26,381 barrels of oil.

Second-quarter 2010 production grew 31% from the second-quarter 2009 average of 453.9 MMcfe/d.   Production increases reflect solid drilling results in the southeast Texas Gulf Coast and western Oklahoma Cana-Woodford shale programs.

Second-quarter 2010 realized prices are expected to be in the range of $4.40 to $4.60 per thousand cubic feet of gas, $33.20 to $33.70 per barrel of natural gas liquids and $75.00 to $75.50 per barrel of oil.

Cimarex will release its second-quarter 2010 financial results on Wednesday, August 4, 2010, before the market opens.

Exploration and Development Activity
Cimarex drilled and completed 89 gross (55.5 net) wells in the first half of 2010, of which 84 gross (52.2 net) were successful.  At quarter-end 33 gross (16.5 net) wells were in the process of being completed or were awaiting completion.

Mid-Continent
Cimarex drilled and completed 49 gross (24.2 net) Mid-Continent wells during the first six months of 2010, completing 100% as producers.  At quarter-end, 17 gross (6.7 net) wells were in the process of being completed or were awaiting completion.  Second-quarter 2010 Mid-Continent production averaged 248.4 MMcfe/d versus a second-quarter 2009 average of 220.8 MMcfe/d.

In the western Oklahoma, Cana-Woodford shale play, Cimarex drilled and completed 35 gross (15.6 net) wells during the first half of 2010. At quarter-end 15 gross (6.0 net) wells were being completed or awaiting completion in this area.

Since the Cana-Woodford drilling began in late 2007, Cimarex has participated in 123 gross (51.6 net) wells.  Of total wells, 92 gross (38.8 net) were on production at quarter-end and the remainder were either drilling or awaiting completion.  Second-quarter 2010 net production from the Cana play averaged 75 MMcfe/d versus the second-quarter 2009 average of 24 MMcfe/d.

Texas Panhandle drilling in the first half of 2010 totaled eight gross (6.2 net) wells:  seven Granite Wash and one Morrow. Second-quarter drilling included the George 17-4H (61% working interest), a horizontal Granite Wash well in southern Hemphill County, which was brought on production in late June, averaging 7.9 MMcfe/d (6.9 MMcf/d of gas and 180 barrels per day of oil) for the first-25 days.

Cimarex currently has eight operated rigs running in the Mid-Continent; seven in the Cana-Woodford and one in the Texas Panhandle.

Permian Basin
In the first half of 2010 Cimarex drilled and completed 33 gross (24.7 net) Permian Basin wells, 94% of which were completed as producers.  At quarter-end, 15 gross (8.8 net) wells were in the process of being completed or were awaiting completion. Second-quarter 2010 Permian production averaged 155.2 MMcfe/d versus a second-quarter 2009 average of 168.1 MMcfe/d.

Drilling principally occurred in southeast New Mexico, mainly targeting the Abo, Bone Spring and Paddock formations.

Recent horizontal Abo wells brought on production include the Magnum 16 State 3H (75% working interest) at 875 barrels equivalent per day (Boe/d) and the Valley Forge 20 State Com 4H (50% working interest) at 590 Boe/d (both 30-day average rate). Second-quarter Bone Spring horizontal oil wells include the Parkway State 17 Com 2H (58% working interest) at 970 Boe/d and the Southern California 29 Fed 15H (100% working interest) at 1,100 Boe/d (both 30-day average rate).

Cimarex has 12 operated rigs running in the Permian Basin up from five at the end of the first quarter.

Gulf Coast
First-half 2010 southeast Texas drilling totaled seven gross (6.6 net) wells, of which six (5.6 net) wells were successful.  Second-quarter 2010 Gulf Coast production volumes averaged 190.0 MMcfe/d as compared to 61.6 MMcfe/d in the second quarter of 2009.

Gulf Coast drilling has primarily been near Beaumont in Jefferson County, Texas where five gross (4.6 net) wells have been drilled all of which were successful.

One rig is drilling in the southeast Texas Yegua/Cook Mountain play near Beaumont.

The following table summarizes the production rates from the wells drilled by Cimarex near Beaumont:

				Gross Rate as of June 30, 2010
Well Name	First Prod. Month	Working Interest %	Net Revenue Interest %	Gas (MMcf/d)	Oil/ Condensate (Barrels/d)	Equivalent (MMcfe/d)
Two Sisters #1	Jul. 2009	100%	75%	23	2,390	37
Garth #1	Oct. 2009	90%	68%	7	220	8
Jefferson Airplane #2	Nov. 2009	96%	72%	9	670	13
Jefferson Airplane #3	Dec. 2009	96%	72%	18	1,290	26
Amazon Queen #1	Jan. 2010	100%	75%	25	2,700	41
Jefferson Airplane #1	Feb. 2010	96%	72%	6	470	9
Nine Dragons #1	Mar. 2010	85%	64%	28	1,220	35
Manion Gas Unit #1	Jun. 2010	79%	59%	6	825	11
Jefferson Airplane #4	Jun. 2010	96%	72%	6	470	9
Total				128	10,255	189

Cimarex will release second-quarter 2010 financial results before the market opens on Wednesday, August 4, 2010.  Cimarex will also host a conference call that day at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive call, please dial (888) 558-6372 and reference call ID #89216681 ten minutes before the scheduled start time.  A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID #89216681.  The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com